Qualifying Report

for

Dangxiongcuo Salt Lake Deposit

Nyima County
Tibet, China

FOR

Sterling Group Ventures, Inc.
900 - 789 West Pender Street,
Vancouver, BC, Canada
V6C 1H2,
Tel: 604 893 8891;
Fax: 604 408 8515.

Norm Tribe, P.Eng., N.Tribe & Associates Ltd. 2611 Springfield Rd. Kelowna B.C., V1X 1B9 (250) 860 7661 May 20, 2006

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Qualifying Report

for the

Dangxiongcuo Salt Lake Deposit

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LIST OF APPENDICES

APPENDIX I - Assay report

APPENDIX II – Geology Report for Dangxiongcuo Salt Lake Deposit Nyima County, Tibet of China. Beijing Mianping Salt Lake Research Institute

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Qualifying Report

for

Dangxiongcuo Salt Lake Deposit

List of Illustrations

Figure #1 Location Map, The Dangxiongcuo Salt Lake, Nyima County, Tibet, China	4

Figure #2 Satellite imagery of Nyima County, Tibet, China.	4

Figure #3 Satellite imagery of The Dangxiongcuo Salt Lake, Nyima County, Tibet, China.	5

Figure #4 Road Map Central Tibet.	5

Figure #5 Official Chinese License Document and Map	6

Figure #6 Claim Map superimposed on the satellite image.	12

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Qualifying Report

for

Dangxiongcuo Salt Lake Deposit

List of Plates

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Qualifying Report

for

Dangxiongcuo Salt Lake Deposit

List of Appendices

APPENDIX I - Assay report

APPENDIX II – Geology Report for Dangxiongcuo Salt Lake Deposit Nyima County, Tibet of China. Beijing Mianping Salt Lake Research Institute May 2005

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Qualifying Report

for

Dangxiongcuo Salt Lake Deposit

EXECUTIVE SUMMARY

          This report is written at the request of Richard Xuxin Shao, President and C.E.O. of Sterling Group Ventures, Inc., for the purpose of providing an initial assessment of the Dangxiongcuo Salt Lake Deposit as a mining prospect. The Dangxiongcuo Salt Lake is located on the Qingzang Plateau in north-west central Tibet, China. The property, is covered by an exploration permit issued to The Beijing Mianping Salt Lake Research Institute and consists of the Dangxiongcuo Salt Lake and the surrounding area. Included as part of the property are the camp and research laboratory. Beijing Mianping Salt Lake Research Institute has carried out the research work and has submitted a report (Chinese Report) on this work. The writer visited the installation in the field, did a spot test of the water in the salt lake and one of the hot springs feeding into the lake, and visited and examined the laboratory experiments and procedures. A review of the research data done by the Beijing Mianping Salt Lake Research Institute was done and this report is a review of these findings. A translation of the Chinese Report was provided and this will be reviewed and summarized.

          The field visit allowed the writer to examine and evaluate the camp, the laboratory and the suitability of the experiments . The analysis of the spot sample confirmed the presence of the elements of interest, in concentrations consistent with those presented by the Chinese in their report.

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          The reserves of useful compounds are listed as follows:

  1,036,100 tonnes of LiCl.

  1,281,800 tonnes of B2 O3

  52,045,100 tonnes if KCl

  10,307,600 tonnes of Na2 CO3 +NaHCO3

  8,900 tonnes of Rb

  113,500 tonnes of Br.

          At a grade of 0.43 g/l, Li, or 2.63 g/l LiCl, the Dangxiongcuo Salt Lake Deposit is comparable or better in grade than the other mines presently in operation.

          There are large areas suitable for evaporation ponds. There are also hot springs in this area, the thermal energy from which could be used to enhance the evaporation rate.

          Along the western part of the lake there is a large shallow area which is suitable for damming off to form in lake evaporation ponds.

          A budget of ¥144 M. (US$18.0 M.) is proposed for the research work Sterling has agreed to finance this research. Sterling will need to raise ¥50.25 M. (US$5.28 M.) over the next 18 months to meet its commitment to the joint venture.

          This seems reasonable, but very little of this type of work is being done with which to compare this figure.

INTRODUCTION AND TERMS OF REFERENCE

          This report is written at the request of Richard Xuxin Shao, President of Sterling Group Ventures Inc., for the purpose of providing an initial assessment of the Dangxiongcuo Salt Lake Deposit as a mining prospect. Located on the Qingzang plateau in north west central Tibet, China, the property consists of the Dangxiongcuo Salt Lake and the surrounding area. Included are the camp and

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research laboratory on the north side of the lake and three test ponds situated near the laboratory.

          Beijing Mianping Salt Lake Research Institute has carried out the research work and has submitted a report on this work herein referred to as the Chinese Report (Appendix II). The scope of this review was to visit the installation in the field, do a spot test of the water in the salt lake and one of the hot springs feeding into the lake, to visit and examine the laboratory experiments and procedures, to review the research data done by the Beijing Mianping Salt Lake Research Institute and report on these findings. An official translation of the Chinese Report was provided and this was reviewed and comments made in an attempt to clarified the somewhat convoluted style of the Chinese technical reporting.

DISCLAIMER

          The writer is required by NI 43-101 to include description of the property title and terms of legal agreements. The Dangxiongcuo Salt Lake research project is under the direction of the Beijing Mianping Salt Lake Research Institute. The licenses are reported to be issued to the Beijing Mianping Salt Lake Research Institute. Documents indicating this are presented as Figure #5 but an interpretation of the Chinese is not provided. Further analysis of the titles is beyond the scope of this report and the expertise of this writer.

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Figure #1 Location Map, The Dangxiongcuo Salt Lake, Nyima County, Tibet, China.

Figure #2 Satellite imagery of Nyima County, Tibet, China.

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Figure #3 Satellite imagery of The Dangxiongcuo Salt Lake, Nyima County, Tibet, China.

Figure #4 Road Map Central Tibet.

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Figure #5 Official Chinese License Document and Map

Location of Mineralization and Workings

          The mineralization on the property is in the form of mineral salts dissolved in the Dangxiongcuo Salt Lake. The minerals of note are LiCl, B2O3, KCl, NaCl, and Na2SO4. These minerals dissolved in the brine are consistent throughout the lake. Surveys in a number of locations in and around the lake and at various depths in the lake have indicated that concentrations of minerals varies very little.

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Terms of Agreements

          The Beijing Mianping Salt Lake Research Institute is reported to hold the exploration permit on the Dangxiongcuo Salt Lake and the surrounding area. The number is 5400000620013 the area is 89.06 km2. and it is valid until Feb 23, 2007. There is a routine in which this exploration license can be converted into a mining permit. Sterling Group Ventures Inc. (Sterling) has entered into a Joint Venture agreement with The Beijing Mianping Salt Lake Research Institute (Mianping) in which the Mianping has agreed to contribute the Technology, the Exploration License and to begin the process of acquiring the mining permit. Sterling has agreed to finance the Joint Venture with 144M Yuan in research and in so doing will earn a 65% interest in the project development capital.

          Details of the agreement are as follows:

          1. Sterling will make a 1 million yuan payment to Mianping within two business days after the agreement is signed (Sterling reports that it has made this payment),

          2.. Sterling will, within ten business days, set up a project account and put 3 million yuan into the account for early working capital (Sterling ensures that early works are funded. When project account is short of cash, Sterling shall transfer the money into the account in time),

          3.. Sterling will finance the:

  feasibility study,

  hot spring drilling,

  topography study.

  engineering geology,

  pond tests,

  weather station monitoring,

  Chinese team working capital; etc.,

  Total estimate is 4.25 million yuan before Joint Venture agreement comes into effect,.

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          4. Sterling will deposit in the Joint Venture account, 15 million yuan within 30 business days after the business license of the Joint Venture has been issued. (Estimate time is 3 months).

          5. Mianping will transfer the mining permit into the Joint Venture (estimated time is 2-3 months). After the permit is transferred, Sterling will put 34 million yuan into the account of the Joint Venture. Joint Venture will pay 34 million yuan to Mianping,

          6. Before 34 million yuan is paid to Mianping, both parties control the account together. After 34 million yuan is paid, Sterling controls the account,

          7. Summarizing the above, Sterling needs to put 50.25 million yuan in place (roughly US$ 6.28 million) to meet its commitment to the Joint Venture. Estimated time to raise this capital is 1.5 years,

          8. Sterling assures that the input of the registered capital and project construction cost will be completed in time.

          Although a preliminary working schedule has been established, in the event that this schedule is conflicted with the test research and project design work, the above schedule will be adjusted accordingly.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

          Dangxiongcuo Salt Lake (DXC) is located in the south-western part of Xizang plateau in Nyima County. The geographic co-ordinates are between 86°38'00" and 86°49'00" east and 31°30'00" to 31°40'00" north. The area of the lake is about 55.53 km2 (5,553 hectares) (21.44 sq. mi.). The elevation of the lake is 4,475 m (14,682 ft.). The climate can only be described as hostile with elevations around the 15,000 foot (4,600 m.) level the winters can be very cold. The temperatures during our site visit in early May were around the freezing point and the humidity was in the 20% range with a moderate wind making the environment feel cold. To the southeast is Mount Qingbagonglong, 6,129 m. (20,108 ft.) in height and snow covered year round.

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          The average ambient temperature at the lake is –1oC. (30.2 oF.), precipitation is 151 mm. (5.91 in.) and with a typical humidity is 16% – 18%. Yearly evaporation is 2,302 mm. (90.63 in.) which is 15 times the rainfall. The average annual sunshine is 3,122 hours.

          There is almost no local infrastructure. The only power, water, and roads are those installed by the Institute. Beicun village at the head of the lake appeared to have perhaps 300 people, local Tibetan herdsman of the Han ethnic group. They are mainly occupied with herding yaks, sheep, goats, and a few horses. They plant small gardens of barley and vegetables but are not self sufficient and import food stuffs from outside.

          Although people would be available from this village to work on a project in this area the skill level would be very low. The village has a small Buddhist monastery.

          Communication with the outside world is by satellite telephone. The nearest land line is at Nyima a distance of 90 km away.

          Shipment of product does not seem to be a problem as numerous heavy trucks were noted all along the road to the property. National rail service is available from Naqu about 700 km distance to the east.

          Access to Tibet is through Lhasa which has a good efficient international airport. Road access into the property area is difficult at best. The road heads northwest from Lhasa to the town of Zamsar then northeast through the Zhangzhong pass which is 5,200m. (17,000 feet). This first 200 km is good paved road.

           Thence down into the valley turning right onto a rough gravel road near the Nam Tsho Salt Lake. This lake does not contain valuable mineral salts. Thence around the eastern and northern side of the Nam Tsho lake and on 300 kilometers to the isolated village of Pankgo. Pankgo appears to have a population of 4,000 people. Some services and accommodation are available in Pankgo. Thence proceed 400 kilometers to the City of Nyima which has a population of 5,000 people and is the County seat of the County of Nyima. Another 90 kilometers of very rough road brings you through another 4,600 m.

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(16,000 foot) pass and down to the Dangxiongcuo Salt Lake. This trip takes 26 hours of bone shaking 4X4 ride from Lhasa.

          Generally, the physiography could be termed basin and range with broad valleys between sharp ridges and arretes. The valleys are generally gentle in profile both laterally and longitudinally with small to medium rivers coursing through the bottoms of the valleys. Few of the rivers are bridged and most of the crossings are by shallow fords. We passed through these valleys at breakup in the spring and although some difficulties were encountered we were able to pass successfully. Along these tracks for much of the route were seen numerous large trucks of 30 – 40 tonnes. Most were freighting bagged material, probably salt from one of the salt lake operations. There are no services along the route except for Pankgo and Nyima.

          The Dangxiongcuo Salt Lake sits in a rather confined basin between high rugged ridges. There are numerous benches or beaches around the lake indicating lake levels at one time were 200 meters above the present levels of the lake, as the last glaciation receded.

         There is no infrastructure, except the road. Power, water and buildings were all installed by The Beijing Mianping Salt Lake Research Institute.

          Vegetation throughout the plateau is sparse grasses which have been grazed down to the root level. Sheep, goats and yaks graze in large herds on what appeared to be very lean fodder. Herdsmen and herdswomen tend these flocks with no visible support and often many miles from the nearest shelter. Some of the herdsman seen to rely on the 125cc motor bike for transportation. The women appeared mainly to walk. Occasional five tonne trucks were seen hauling personal belongings grossly overloaded with household items and people.

          Wildlife noted during the trip was an abundance of wild yaks which were seen in large herds. Several herds of Kiang or Tibetan wild ass (Equus kiang) of one hundred animals or more were encountered near the road. These are beautiful animals, three quarters the size of a horse and consistently colored with a brown black back and a white belly. Two herds of thirty or more Chiru or

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Tibetan antelope (Pantholops hodgsoni) were seen, with their 1 meter long horns. Several herds of thirty to forty Tibetan Gazelle (Procapra picticauda) were also noted as well as several smaller groups. Numerous White Lipped Pica populate the plain, quickly disappearing down their burrows as one approaches. Also seen in the lights of the vehicle at night were several Tibetan wooly hare, and a Tibetan sand fox.

          Reported to inhabit the area but not seen on this trip are the Blue Sheep, the Argali sheep and a brown wolf. Snow leopards and lynx are listed as inhabiting this area but are extremely rare.

HISTORY

          Lithium is a metallic element that is widely distributed in the earth's crust at low concentrations. Lepidolite, petalite, and spodumene, are important mineral sources of lithium. Subsurface brines, which is water that is saltier than seawater) are the dominant raw material for lithium carbonate production worldwide because of lower production costs as compared with the costs for hard rock ores. In the United States, lithium brines are produced and processed in Nevada, and imported material is processed in North Carolina. Chile, China, Australia, and Russia are listed as major lithium producers in 1996. The United States is the leading consumer of lithium minerals and compounds and the leading producer of value-added lithium materials. The use of lithium compounds in ceramics, glass, and primary aluminum production represented more than 60% of estimated consumption. Other major end uses for lithium were in the manufacture of lubricants and greases, pharmaceuticals, synthetic rubber and more recently lithium rechargeable batteries.

          Mineral resources are known to be abundant in the salt lakes of the Qingzang Plateau. Exploration of these deposits began in 1999 when the initial survey work indicated the presence of lithium, boron and potassium in the Dangxiongcuo Salt Lake. The research station was set up in 2002 and the work began in 2004 and has been operating since that time collecting data and running experiments.

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          Salt lake exploration in the Qingzang Plateau is in a very preliminary stage and only one deposit, the Zhabeye Salt Lake deposit, has been developed. The composition of the brine at Dangxiongcuo Salt Lake is very similar and of the same type as that at Zhabeye Salt Lake with good values in Li, B, and K.

GEOLOGICAL SETTING

Regional Geological Setting

          Basement rocks of the Dangxiongcuo basin are primarily Permian and cretaceous sediments. The main strata is composed of Jurassic – cretaceous flysch rock (sandstone shales and limestone) and cretaceous carbonate rock.

Figure #6 Claim Map super imposed on the satellite image.

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          Overlying these basement rocks is the Dangxiongcuo stratum of loose Quaternary sediments along the lake. These consist of lake facies sediments of glacial silts and tills.

          The Dangxiongcuo Salt Lake is strictly controlled by the Dangziongcuo-Dangruoyongcuo-Xurucuo graben which is 90 km long and 30 km wide and in the late Pleistocene contained one lake where now it contains the three lakes after which it was named, Dangxiongcuo, Dangruoyongcuo and Xurucuo Lakes. The terraces around Dangxiongcuo Salt Lake mark the elevation of this Late Pleistocene Lake some 200 meters above the present lake level.

Property and Local Geology

          Surrounding the lake on three sides are terraces of lacustrine sediments. The composition of the lacustrine sediment in the area is mainly grayish white thin-layered, laminated carbonate clay or clayish carbonate. The thin layers are usually 3-5 cm thick. The laminations are patterned in light and dark horizontal layers with thickness of ±1 mm and typical lacustrine bedding. This lacustrine sediment although often called clay is not composed of clay minerals, but fine rock flour produced in the grinding actions of the glaciers. The significance of this is that these lacustrine glacier derived sediments have a degree of permeability whereas a true clay bed would not.

Lithology

          The origin of the lithium and other salts in the lake has not been determined. Some have suggested that the hot springs are the source of the lithium and the boron as well as the potassium and sodium salts. Although a single sample is not definitive, the spot test of the water in the North East Hot Spring did not support this hypothesis.

          The lacustrine deposits were initially thought to be ideal material in which to build the evaporation ponds. However permeability of the material was soon noticed to allow significant losses during the evaporation process.

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DEPOSIT TYPES

          The deposit is a large salt lake 55.53 km2 in area with a maximum depth of 14 m. Brines are a common source of lithium and the Dangxiongcuo Salt Lake is a classic brine type deposit. This type of deposit is know throughout the world where ever desert climates allow evaporite deposits to form. Some of the well known salt lake lithium deposits are in Chile at the Salar de Atacama and in Nevada at the Silver Peak, and the Tincalayu Mine, Salar del Hombre Muerto in Argentina and Lago Poopo in Bolivia.

MINERALIZATION

          Mineralization in the lake is in the form of dissolved salts of sodium, potassium, lithium and boron, as chlorides, oxides, sulfates and carbonates. These can be recovered through fractional precipitation of the various salts by the evaporation of the water. Variations in salinity, pH and temperature determine which compound will form crystals and precipitate from the brine.

          Mineral resources indicated in the lake are 903,700 tonnes of LiCl, and 1,180,300 tonnes of B2O3 as well as undefined quantities of KCl, NaCl , Na2 SO4 and other minerals.

EXPLORATION

          Traditional exploration is not applicable in proving up the mineralization in a salt lake deposit. Systematic water sampling on a grid pattern and a varying depths is an acceptable method. This has been done by The Beijing Mianping Salt Lake Research Institute with a few hundred water samples taken at various depths on a 2 km. X 2 km. grid pattern in the lake. The concentration of the various salts is fairly uniform throughout the lake and hence the quantity of contained metal is easily determined.

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SAMPLING METHOD AND APPROACH

          Sampling by The Beijing Mianping Salt Lake Research Institute was done on a 2 km X 2 km grid on which 106 samples were taken at 16 sample points at various depths. Location control was provided by GPS . If the water depth was less than 2 meters deep, one sample was taken; if the water depth was between 2 and 10 meters, then two samples were taken at 3 and 8 meters and if the water was deeper than 10 meters then three samples were taken. Each sample consisted of two 500 ml. bottles of brine.

          The sampling method used a standard water sampling technique where a bottle is lowered into the lake to the required depth, the stopper removed, and the bottle allowed to fill. AAS analytical techniques were used to determine the composition of the brine sample. This sampling program was repeated several times during the various seasons of the year. Several hundred samples have been collected in this way and analyzed by The Beijing Mianping Salt Lake Research Institute at their AAS laboratory on site. Full details are submitted in the Chinese Report included as Appendix II.

           Two samples were collected by the writer. The results indicate that the concentration of salts is comparable with the results shown in the attached report. See Appendix I. The lake water returned values of 376 ppm lithium, 893 ppm boron and 11,300 ppm potassium. This sample was collected from the lake at a depth of 1.0 meter.

          The second sample was collected from the North East Thermal Spring. The analysis returned values of 2.18 ppm boron, 0.733 ppm lithium and 12.5 ppm potassium. These results indicate that the salts do not originate from this particular hot spring. Other springs such as the South Thermal Spring are reported to be high in salts.

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ADJACENT PROPERTIES

          There is one other lithium salt lake in Tibet. This is the working operation at Zhabieye, in eastern Tibet. Experiments to establish some working parameters were suggested from the study of this operation.

          Other salt lakes on the Qingzang Plateau are believed to be producing potassium salts. This conclusion was reached by observing large trucks hauling bags of industrial material toward the railhead. This could not be verified by the Chinese experts accompanying this site visit.

PHOTO ESSAY

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OTHER RELEVANT INFORMATION

World wide lithium production in past decade

Country/year	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004[e]	Reserve	Reserve
base
Argentina[e]	8	30	8	1000	200	200	200	200	960	1300	NA	NA
Australia[e]	1700	1800	2800	2800	2200	2000	2000	2000	3450	3450	160 000	260 000
Bolivia	-	-	-	-	-	-	-	-	-	-	-	5 400 000
Brazil	32	32	32	30	32	30	220	220	240	240	190 000	910 000
Canada	660	660	1600	1600	710	710	700	700	710	700	180 000	360 000
Chile	2000	2100	4100	4500	5300	5500	6800	6800	6580	6600	3 000 000	3 000 000
China	320	320	2900	2900	2300	2000	2400	2400	2500	2700	540 000	1 100 000
Namibia[e]	52	50	40	40							NA	NA
Portugal	160	160	180	160	140	140	200	200	190	190	NA	NA
Russia[e]	800	800	2000	2000	2000	1800	2000	2000			NA	NA
USA	W	W	W	W	W	W	W	W	W	W	38 000	410 000
Zaire	-	-	-	-	-	-	-	-	-	-	-	320 000
Zimbabwe	520	500	700	500	700	700	700	560	480	360	23 000	27 000
World total	U 6 300	U 6 600	U 14 000	U 16 000	U 14 000	U 13 000	U 15 100	U 15 100	U 15 100	U 15 500	ARP 4 100 000	ARP 11 000 000

Table explanations
all the data are in metric tons

Reserve base - that part of an identified resource that meets specified minimum physical and chemical criteria related to current mining and production practices, including those for grade, quality, thickness, and depth. The reserve base is the in-place demonstrated (measured plus indicated) resource from which reserves are estimated. It may encompass those parts of the resources that have a reasonable potential for becoming economically available within planning horizons beyond those that assume proven technology and current economics. The reserve base includes those resources that are currently economic (reserves), marginally economic (marginal reserves), and some of those that are currently sub-economic (sub-economic resources). The term geologic reserve has been applied by others generally to the reserve-base category, but it also may include the inferred-reserve-base category; it is not a part of this classification system. Reserve - that part of the reserve base which could be economically extracted or produced at the time of determination. The term reserves need not signify that extraction facilities are in place and operative. Reserves include only recoverable materials; thus, terms such as extractable reserves and recoverable reserves are redundant and are not a part of this classification system.
W - withheld to avoid disclosing company proprietary data.
NA - Not Available
e - estimated
ARP - excludes Argentina and Portugal
U - excludes U.S. production

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Lithium minerals and brine: World production by country

Country/year	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003[e]	2004[e]
Argentina-spodumene and amblygonite	400	400	400	697
Argentina-carbonate					6000	1592	2161		906	2850	4970
Argentina-chloride					2500	2794	5182	4512	4729	4700	6303
Australia-spodumene	45 987	81 841	117 094	88 399	63 190	75 824	65 504	79 859	79 085	124 410	125 000
Brazil-ore concentrate	1600	1600	1600	1600	9485	11 122	10 875	9084	12 046	12 100	12 100
Canada-spodumene[e]	20 000	21 000	22 000	22 500	22 500	22 500	22 500	22 500	22 500	22 500	22 500
Chile-carbonate	10 439	12 943	14 180	24 246	28 577	30 231	35 869	31 320	35 242	41 667	42 500
China-carbonate[e]	9050	12 800	15 000	15 500	13 000	12 500	13 000	13 000	13 000	13 500	14 000
Namibia-ore concentrate, petalite	1861	2011	1972	1019	500
Portugal-lepidolite	11 352	8740	7626	6883	7000	14 862	9352	11 571	16 325	16 000	16 000
Russia-ore concentrate and brines[e]	2000	2000	2000	2000	2000	2000	2000	2000	2000	2000	2200
USA-brine	W	W	W	W	W	W	W	W	W	W	W
Zimbabwe[a]	25 279	33 498	30 929	49 833	28 055	36 671	37 914	36 103	33 172	12 131	12 000

Table Explanations – all data in metric tonnes

W - withheld to avoid disclosing company proprietary data.
e - estimated
a - amblygonite, eucryptite, lepidolite, petalite, spodumene

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INTERPRETATION AND CONCLUSIONS

Summary of Work Done by the Institute.

          Work done to date by The Beijing Mianping Salt Lake Research Institute includes:

  Analyzing the basic regional geology, hydrology, water chemistry and origin, recharge water characteristics, and their relation to the brine and any stratification therein.

  Testing the dynamics of the surface brines throughout the seasonal cycles.

  Sampling the lake brines on a grid pattern and testing for depth, water level, lake bottom lithology, chemistry, mineralogy, density, pH, and temperature, basically to determine the balance between water and salts, facies, map location and salting out stages.

  Measuring the parameters of surface water to determine variations in rainfall, temperature, evaporation and runoff.

  Testing the stability and continuity of the soils and rocks around the lake to determine their suitability for saltfield construction and other basic construction needs.

  Analyzing all the above information to determine the economic parameters of the mineral assets and which of the minerals has value and how to recover them.

Measured Physical Parameters

          There are three rivers draining into the Dangxiongcuo Salt Lake from the southwest, the Qiangxiong, the Qurebaima and the Miankangluoma Rivers. The first two are fed by runoff form Mount Qingbagonglong and run year round. Draining from the north are the Yueza, Duowochiba and Mania rivers which run intermittently depending on the runoff conditions and precipitation.

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          The average temperature at the lake is –1oC. (30.2 oF.), precipitation is 151 mm. (5.91 in.) and with a typical humidity is 16% – 20%. Yearly evaporation is 2302 mm. (90.63 in.) which is 15 times the rainfall.

          Several water sources around the lake were measured for mineral content. Most of the rivers and hot springs flowing into the lake carry significant lithium and boron minerals with the exception of the Yueza river which did not. One of the hot springs named the “South Thermal Spring” is reported to carry 8.5 mg/l, Li and 263.77 mg/l B2O3. A hot spring on the north-east edge of the lake was sampled by the writer and the results are listed in Appendix I as Sample #2.

          The pH of the lake brine ranges from 8.9 to 9.7 with the typical readings between 9.2 -9.4. As depth increases so does the pH value as does the salinity, the density, and the concentration of lithium and boron.

          Comparing the brine at Dangxiongcuo Salt Lake with the brine at the working operation at Zhabieye, the Dangxiongcuo Salt Lake brine contains less Mg and Ca than does Zhabieye, which is favorable to the extraction of Li2CO3 but the mineral content is lower which requires a larger evaporation area. The most valuable component of the brine is the lithium with secondary values in boron, potassium, rubidium and bromine.

          Several hot springs occur in the lake basin, with the largest being the North Spring which ix fresh water and provides water for the village of Beicun and the best known being the South Thermal Spring which is a salt water spring. Water for the camp comes from a small fresh water spring just above the camp and is more than sufficient to provide water for the camp.

               The use of the thermal energy from one or more of these springs has been suggested to provide heat for the camp and to heat the evaporation ponds thus increasing the rate of evaporation.

Evaporation Ponds

               Two evaporation pond sites have been selected. A total of 111 pits and 24 drill holes have been completed to test the sites. The first site is to be along

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the north shore of the lake with the evaporation ponds on the shore. The second site is along the west side of the lake and will consist of a barrier or breakwater and will be built to separate the pond from the lake. This part of the lake has a large, ±3.0 meters, shallow area ideally suited to this type of development.

Environmental Statement

          There appears to be very limited environmental impact from the proposed mining operation. The only anticipated damage which might occur is the possibility of a spill from one of the ditches or ponds which would contribute to the salination of the grasslands at the edge of the lake. Procedures will be undertakes to avoid such an event. Other environmental problems are related to the human habitation of the area, the disposal of domestic and industrial waste especially plastic wraps, glass, metal, food stuffs and human wastes. Care and discipline will have to be exercised to eliminate these problems.

Reserve Calculation

          Reserves were calculated according to the requirements of the “Geological Mineral Industrial Standards of the Peoples Republic of China, Geological exploration regulations for salt lake and salt mineral resources.”

          The calculation is made based on information collected on a 2000 m. X 2000 m. grid. Three complete surveys were made at three different times of the season cycle. There were slight discrepancies in the results, so an average was used to estimate the resource.

          The volume of the lake is calculated at 390,000,000 m3

          The reserves of useful compounds are listed as follows:

  1,036,100 tonnes of LiCl.
  1,281,800 tonnes of B2 O3
  52,045,100 tonnes if KCl
  10,307,600 tonnes of Na2 CO3 +NaHCO3
  8,900 tonnes of Rb
  113,500 tonnes of Br.

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Conclusions

          Concentration of lithium, boron and potassium, exceed the minimum required for an industrial evaporite operation. At a grade of 0.43 grams per liter, lithium, or 2.63 grams per liter, lithium chloride, the Dangxiongcuo Salt Lake deposit is comparable or better in grade than the other salt lake mines presently in operation.

          Along the northern edge of the lake there are large areas suitable for evaporation ponds. There are also hot springs in this area, the thermal energy from which, could be used to enhance the evaporation rate.

          Along the western part of the lake there is a large shallow area which is suitable for damming off to form in lake evaporation ponds. The bottom of the lake is suitable for this type of installation.

Risk Analysis

          The risk in this operation is mainly dependent on the risk in operating in China. Present conditions in China favor foreign investors and foreign capital developing China’s natural resources. Any risk analysis involves the prediction of future foreign policies by the Chinese.

          Risks associated with the deposit itself, are minimal, as the sampling to date and the nature of the deposit leaves little doubt as to what the metal content of the deposit is.

          Resource recovery parameters are a different matter and the experimentation presently underway is attempting to determine what these parameters are. The risk that snags in this experimentation could defeat or delay the production seems small at this point, but does exist.

          The technical work observed during the site visit was being handled in a professional manner under difficult and remote conditions. Indications were that the variables of salinity, pH and temperature were well understood and that further testing will define the parameters best suited to the fractional precipitation of the minerals of value, i.e. the lithium and the boron. When these parameters are well defined, economics can be worked out and the parameters understood

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the risks are again minimal. At this point in time, these parameters are only partially defined but look favourable to the extraction of lithium and boron.

          Possible by-products are available in the brine at economic levels. Rubidium and potassium are listed as economic with significant values in cesium, fluorine and bromine.

RECOMMENDATIONS

          It is therefore recommended that the experimentation be continued until the relevant parameters are defined.

          With these technical parameters defined, economic parameters can be defined and production plans and schedules can be worked out.

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BUDGET

          The Beijing Mianping Salt Lake Research Institute has outlined a research budget of ¥144 M. (US$ 18 M.) and Sterling has agreed to finance that research.

          This writer sees no reason not to accept this figure as a reasonable estimate of the cost requirements of completing the research work.

          Sterling will need to raise ¥50.25 M. (US$6.28 M.) to meet its commitments to the joint venture.

          Respectfully submitted this 20th day of May, 2006, at Kelowna, B.C..

/s/ Norman Tribe
N.L.Tribe, P.Eng.

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CERTIFICATE

               I, NORMAN LLOYD TRIBE, P. Eng., of 2611 Springfield Rd. in the City of Kelowna, Province of British Columbia, hereby certify as follows:

          I am a Consulting Professional Geological Engineer registered (#11,330) with the Association of Professional Engineers and Geoscientists of British Columbia since 1978.

          I am a Consulting Geologist with an office at 2611 Springfield Road, Kelowna, B.C., V1X 1B9.

          I am a registered Professional Engineer of the Province of British Columbia.

          I graduated with a degree of Bachelor of Applied Science from the University of British Columbia in 1964.

          I have worked as a geological engineer for a total of 41 years since my graduation from university. I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

          I am responsible for the preparation of the technical report titled “Qualifying Report for Dangxiongcuo Salt Lake Deposit, Nyima County, Tibet China” dated May 20, 2006 relating to the Dangxiongcuo Salt Lake Deposit, Nyima County, Tibet China. I visited the Dangxiongcuo Salt Lake Deposit, May 2nd until May 7th , 2006 for five days.

          I have not had prior involvement with the property that is the subject of this Technical Report.

          I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

          I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

          I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

          I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

          This report dated May 20, 2006 is based on data collected from published sources, from a report entitled “Geology Report for Dangxiongcuo Salt Lake Deposit , May, 2005, communication with Mr. Shi chemical engineer on site and Mr. Zhang geologist and expert on the geology of the region and by the writer during a visit to the property on May 2nd through May 7th, 2006.

          Dated at Kelowna, Province of British Columbia this 20th day of May, 2006.

/s/ Norman Tribe
------------------------------
Norman Lloyd Tribe, P. Eng.
Consulting Geologist.
Tel: (250) 860 7661
Fax: (250) 860 7661
Email: nta@shaw.ca

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CONSENT of AUTHOR

TO: B.C. Securities Commission, and the TSX Venture Exchange.

          I, Norman Tribe, P.Eng., do hereby consent to the filing of the written disclosure of the technical report titled “Dangxiongcuo Salt Lake Deposit, Nyima County, Tibet China” and dated May 20th, 2006 and any extracts from or a summary of the Technical Report in any Statement of Material Facts and news releases of Sterling Group Ventures Inc. , and to the filing of the Technical Report with the securities regulatory authorities referred to above.

          I also certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the filings with SEDAR made for the purpose of continuous disclosure of the activities of Sterling Group Ventures Inc., contains any misrepresentation of the information contained in the Technical Report.

Dated this 20th day of May, 2006.

/s/ Norman Tribe
________________________
Norman Tribe, P.Eng.

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REFERENCES

Advanced Battery Technology, 1998a New Zealand -- More sources of lithium? Advanced Battery Technology v. 34, no. 2. P.9.

-----1998b Nissan minivan uses Li-ion Technology: Advanced Battery Technology, v.34, no.2, p 24-25

Chemical Week 1997 lithium battery growth: Chemical Week. V 159, no. 31, August 3, p. 41.

Cyprus Amax Minerals Co., 1998 Cyprus Amax 10K report 1997 Englewood Co. Cyprus Amax Minerals C. p. 14

Engineering and mining Journal 1970 Foote Minerals Lithium Picture Engineering and Mining Journal v. 171, no. 4, p72.

FMC Corp., 1998 Annual Report Chicago IL. P 23 – 25 Gwalia closes Lithium carbonate plant. No. 359, p.8

Kendall Tom 1997 New project round up – South America Industrial Minerals, no. 253, p.51 – 57.

Light Metal Age, 1998, Aluminum-lithium alloys: Light metal age, v. 56, no. 1-2, p. 102 – 105.

Lithium. Joyce A. Ober (1997) USGS

Mining Annual Review (1985): 128. A borate mine in the Tincalayu borax deposit.

Skillings Mining Review, 1997 Avalon Ventures Ltd.’s Separation Rapids rare metals property near Kenora in northwestern Ontario Skillings Mining Review, v. 86, no. 47, November 22, p. 4-5.

Toxco Waste Management Ltd., 1997 Market breakthrough at Toxco Trail British Columbia Canada Toxco Waste Management Ltd. Press Release February 10 p. 1.

U.S. Bureau of Mines / Minerals yearbook metals and minerals (except fuels) 1965 Year 1965, Volume I (1966) Eilertsen, Donald E. Lithium, pp. 607-610

U.S. Geological Survey Data Series 140 Historical Statistics for Mineral and Material Commodities in the United States. By Thomas Kelly and Grecia Matos, with major contributions provided by David Buckingham, Carl DiFrancesco, Kenneth Porter, and USGS mineral commodity specialists.

Vinnerstedt, L.J.Shan Ring and Hammel, C.J. 1995 Current status of environmental, health, and safety issues of lithium ion electric vehicle batteries: National renewable Energy Laboratory Report NREL/TP-473-7673, p. 50.

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APPENDIX I

Assay report

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ALS Environmental

CERTIFICATE OF ANALYSIS

Date:	**June 5, 2006**
ALS File No.	**X5936**
Report On:	**N. Tribe & Associates Ltd.** **Water Analysis**
Report To:	**N. Tribe & Associates Ltd.** **Geological Consultants** **2611 Springfield Road** **Kelowna, BC** **V1X 1B9**
Attention:	**Mr. Norm Tribe**
Received:	**May 17, 2006**

ALS ENVIRONMENTAL

per:

Can Dang, B.Sc. - Senior Account Manager
Janice Pearson, - Account Manager

ALS CANADA LTD.
1988 Triumph Street, Vancouver, BC Canada V5L 1K5
Phone: 604-253-4188 Fax: 604-253-6700 Website: www.alsenviro.com

A Campbell Brothers Limited Company

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File No. X5936

REMARKS

The detection limits for the total metals were increased due to sample matrix interferences.

Page 2 of 4

A Campbell Brothers Limited Company

----- N.Tribe & Associates Ltd. -----	36

File No. X5936

RESULTS OF ANALYSIS - Water

Sample ID		#1	#2
ALS ID		*1*	*2*
Physical Tests			
pH		9.47	7.85
Total Metals			
Aluminum	T-Al	<20	<0.20
Antimony	T-Sb	<20	<0.20
Arsenic	T-As	<20	<0.20
Barium	T-Ba	<1.0	0.084
Beryllium	T-Be	<0.50	<0.0050
Bismuth	T-Bi	<20	<0.20
Boron	T-B	893	2.18
Cadmium	T-Cd	<1.0	<0.010
Calcium	T-Ca	<5.0	91.5
Chromium	T-Cr	<1.0	<0.010
Cobalt	T-Co	<1.0	<0.010
Copper	T-Cu	<1.0	<0.010
Iron	T-Fe	<3.0	0.140
Lead	T-Pb	<5.0	<0.050
Lithium	T-Li	376	0.733
Magnesium	T-Mg	98	21.7
Manganese	T-Mn	<0.50	0.0068
Molybdenum	T-Mo	<3.0	<0.030
Nickel	T-Ni	<5.0	<0.050
Phosphorus	T-P	<30	<0.30
Potassium	T-K	11300	12.5
Selenium	T-Se	<20	<0.20
Silicon	T-Si	10.3	17.3
Silver	T-Ag	<1.0	<0.010
Sodium	T-Na	57200	105
Strontium	T-Sr	<0.50	0.727
Thallium	T-Tl	<20	<0.20
Tin	T-Sn	<3.0	<0.030
Titanium	T-Ti	<1.0	<0.010
Vanadium	T-V	<3.0	<0.030
Zinc	T-Zn	<0.50	<0.0050

Remarks regarding the analyses appear at the beginning of this report.
Results are expressed as milligrams per litre except where noted.
< = Less than the detection limit indicated.

Page 3 of 4

A Campbell Brothers Limited Company

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File No. X5936

Appendix 1 - METHODOLOGY

Outlines of the methodologies utilized for the analysis of the samples submitted are as follows

pH in Water

This analysis is carried out using procedures adapted from APHA Method 4500-H "pH Value". The pH is determined in the laboratory using a pH electrode.

Recommended Holding Time:
Sample: 2 hours
Reference: APHA

Laboratory Location: ALS Environmental, Vancouver

Metals in Water

This analysis is carried out using procedures adapted from "Standard Methods for the Examination of Water and Wastewater" 20th Edition 1998 published by the American Public Health Association, and with procedures adapted from "Test Methods for Evaluating Solid Waste" SW-846 published by the United States Environmental Protection Agency (EPA). The procedures may involve preliminary sample treatment by acid digestion, using either hotplate or microwave oven, or filtration (EPA Method 3005A). Instrumental analysis is by atomic absorption/emission spectrophotometry (EPA Method 7000 series), inductively coupled plasma - optical emission spectrophotometry (EPA Method 6010B), and/or inductively coupled plasma - mass spectrometry (EPA Method 6020).

Recommended Holding Time:
Sample: 6 months
Reference: EPA

Laboratory Location: ALS Environmental, Vancouver

Results contained within this certificate relate only to the samples as submitted.

This Certificate Of Analysis shall only be reproduced in full, except with the written approval of ALS Environmental.

End of Report

Page 4 of 4

A Campbell Brothers Limited Company

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